EXHIBIT 99.2

Alpha and Omega Semiconductor Limited

Prepared Remarks of Investor Conference Call

for the Quarter Ended December 31, 2016

February 8, 2017

So-Yeon Jeong (Moderator):

Good afternoon, everyone, and welcome to the Alpha and Omega Semiconductor’s conference call for fiscal 2017 second quarter financial results. This is So-Yeon Jeong, Investor Relations representative for the company. With me today are Dr. Mike Chang, our CEO, and Yifan Liang, our CFO. This call is being recorded and broadcasted live over the Web and can be accessed for seven days following the call via the link in the Investor Relations section of our website at www.aosmd.com.

The earnings release was distributed by globe newswire today, February 8, 2017, after the market closed. The release is also posted on the company's website. Our earnings release and this presentation include certain non-GAAP financial measures. We use non-GAAP measures because we believe they provide useful information about our operating performance that should be considered by investors in conjunction with the GAAP measures that we provide. A reconciliation of these non-GAAP measures to comparable GAAP measures is included in our earnings release.

We would like to remind you that during the course of this conference call, we will make forward-looking statements, including discussions of business outlook and financial projections. These forward-looking statements are based on management's current expectations and involve risks and uncertainties that could cause our actual results to differ materially from such expectations. For a more detailed description of these risks and uncertainties, please refer to our recent and subsequent filings with the SEC. We assume no obligations to update the information provided in today's call.

Now, I’ll turn the discussion over to our CFO to provide an overview of the second fiscal quarter financial results.

Yifan Liang (Chief Financial Officer):

Thank you, So-Yeon. Good afternoon and thank you for joining us. To begin, I will discuss financial results for the quarter. Then I’ll turn it over to Mike, our CEO, who will review the company’s business highlights and I will follow up with our guidance for the next quarter. Finally, we’ll reserve time for questions-and-answers.

Revenue for the December quarter was $94.7 million, down 2.7% sequentially and up 18.6% year-over-year even under the supply constraint challenge that we started to experience during the December quarter. Our new products continue to show strong momentum during our typically lower season.

In terms of product mix, MOSFET revenue was $69.8 million, a decrease of 2.2% from the prior quarter and an increase of 17.6% from the same quarter last year. Power IC revenue was $21.9 million, down 5.0% from the prior quarter and up 33.3% from the same quarter last year. Service revenue was $3.0 million, as compared to $2.9 million for the prior quarter and $4.0 million from the same quarter last year.

In terms of segment mix, this quarter’s Computing segment represented 38.4% of the total revenue, Consumer 25.4%, Power Supply and Industrial 20.9%, Communications 11.9%, Service 3.2% and others 0.2%.

Gross margin was 23.3% for the December quarter, as compared to 22.5% in the prior quarter and 18.8% for the same quarter last year. The increase in gross margin quarter-over-quarter was mainly driven by the improved product mix.

Operating expenses for the quarter were $19.3 million, compared to $18.2 million for the prior quarter and $15.2 million for the same quarter last year. The higher operating expenses quarter-over-quarter were primarily due to the increased variable compensations resulted from the better than expected company’s performance in calendar year 2016.

Income tax expense was $1.1 million for the quarter, compared to $1.2 million for the prior quarter and $1.0 million for the same quarter last year.

Net income attributable to AOS for the quarter was approximately $2.8 million or 11 cents earnings per share, as compared to 14 cents earnings per share for the prior quarter and 7 cents loss per share for the same quarter last year.

Non-GAAP EPS attributable to AOS for the quarter was 18 cents earnings per share as compared to 19 cents earnings per share for the prior quarter and break even for the same quarter last year. Non-GAAP EPS excluded the effect of share based compensation expenses of $1.6 million for the December quarter as compared to $1.3 million in the prior quarter and $1.1 million in the same quarter last year.

We continue to generate positive cash flow. Cash flow from operations was $8.8 million for the December quarter compared to $9.3 million for the prior quarter and $16.8 million for the same quarter last year.

EBITDAS for the December quarter was $12.2 million compared to $12.3 million for the prior quarter and $7.8 million for the same quarter last year.

Moving on to the balance sheet.

We completed the December quarter with cash and cash equivalents balance of $122.8 million including $19.1 million balance at our Chongqing Joint Venture, as compared to $118.8 million at the end of last quarter and $81.9 million a year ago.

Net trade receivables were $24.5 million, as compared to $27.1 million at the end of last quarter and $26.1 million for the same quarter last year. Day Sales Outstanding was 35 days for the quarter, flat as compared to the prior quarter.

Net inventory was $70.2 million at the quarter-end, compared to $70.0 million for last quarter and $61.1 million for the prior year. Average days in inventory were 87 days for the quarter compared to 83 days in the prior quarter.

Net Property, Plant and Equipment balance was $122.7 million, as compared to $123.0 million for last quarter and $112.1 million for the prior year. Capital expenditures were $6.4 million for the quarter.

In January 2017, our Chongqing Joint Venture entered into a turn-key design and construction contract to build a manufacturing facility for assembly, test and 12” wafer fabrication for a total price of approximately $78.0 million, which will be paid in accordance with the payment schedule based on the achievement of certain milestones. We expect the construction work will start in mid February and finish in a year to a year and a half.

With that, now I would like to turn the call over to our CEO, Dr. Mike Chang, who will provide the business highlights for the quarter.

Mike Chang (Chief Executive Officer):

Thank you, Yifan!

Our turnaround efforts continue to produce positive results. For the December quarter, typically a low season for us, our gross margin exceeded the top end of the guidance range while the revenue of $94.7 million came in near the high end of our expectations. This time last year, I said that we hit an inflection point as our new products were gaining traction at design-in and design-win levels, and since then our relentless efforts to execute AOS product roadmap enabled us to achieve an 18.6% growth in revenue compared to the same quarter a year ago. Also, we continued to expand our gross margin by virtue of a favorable product mix of higher margin products. As a result, we posted non-GAAP earnings per share of $0.18 for the quarter. I am pleased with our strong execution in the December quarter despite supply constraints at our third party foundries.

The solid December performance marked a successful conclusion of the recovery plan that our Board had commenced a few years ago. During the course of calendar year 2016, which was the last phase of our recovery plan, we have been putting all our efforts and focus to deliver meaningful revenue growth and profitability. Our results speak to the substantial progress we have made: The revenue grew 14.6% to $366.4 million in calendar year 2016 from $319.7 million in 2015, and the gross margin expanded about 390 basis points to 21.8% in 2016. The bottom line swung to 50 cents earnings per share on a non-GAAP basis in 2016 from a loss of 28 cents per share in 2015. I am encouraged by the confidence and capability of our team to steer further improvement and growth in the coming years.

While on the subject, let me take a few moments to share my near- to mid-term vision for AOS. Consistent with our ultimate goal of becoming a total power semiconductor solution provider, AOS has been evolving from a relatively small MOSFET provider for a single market to a diversified and reliable supplier addressing four different target markets. The next step in our journey is to steadily grow to be a more sizable force in the power semiconductor market. It will serve as a firm foundation upon which our business model can fully demonstrate its scalability and leverage. Our business strategies are well aligned to reach the goal in 3-5 years, and the entire team at AOS remains committed to drive the objectives we have identified.

Now, I will review our performance and initiatives in each business segment. First, Computing segment: It represented 38.4% of the total revenue in the December quarter. The Skylake ramp and the shipment of graphics card continued to improve, and contributed to a counter seasonal strength. We posted a 3.9% sequential increase and 24.7% growth year-over-year. Our products designed in for Skylake are compatible for Kabylake platform with similar BOM content, which brings a smooth and seamless transition to the next platform. Furthermore, our recent strides in graphics card application continued to make good progress as we have benefited from the GPU market expansion. We continue to strive to broaden our BOM content and customer engagement. With the slowing decline in the Computing market, we expect to see our devotion coming to fruition in the next year or so.

Second, Consumer: The revenue was 25.4% of the total. It decreased 12.1% sequentially due to anticipated seasonality but grew by 16.1% compared to the prior year as we expanded revenue from ultra high definition TVs and other diversified applications. Our shipments to key TV customers were pulled into the September quarter to prepare for the holiday season and China Golden Week holidays, resulting in a seasonal decline in the December quarter. This segment is more exposed to the wafer shortage from third-party foundries that are operating at full capacity. However, we expect that the progressive shipments of the new products from our own fab will help us maintain the Consumer segment’s revenue level in current calendar year.

Third, Power Supply and Industrial segment: It was 20.9% of the total revenue, which was down 3.2% sequentially, but up 16.3% from last year, as our products for the quick charger applications were well adopted by top-tier Chinese and Korean smart phone customers. Under the tight supply environment, we will continue to take a two-pronged approach in managing this segment. With regard to growing applications, we will continue to expand the footprint and BOM content with our new products. For legacy products, we will manage the mix to optimize our margin. All in all, we expect to maintain the revenue level in this segment for 2017.

Last, Communications segment: The revenue was 11.9% of the total revenue, representing a decrease of 1.3% quarter-over-quarter. Compared to the same quarter a year ago, however, it grew 29.6%. A majority of the growth was propelled by the increased shipments of our AlphaDFN products supporting smartphone battery management applications. In addition, we penetrated into new sockets and gained market shares with our surge protection products during the quarter. As the demand for AlphaDFN product line increases, we expect the Communication segment to continue to grow.

In calendar year 2017, while our main challenge is to manage our mix to ease the supply constraints and improve gross margin, we still expect a healthy growth. As we are entering the next chapter of AOS journey, we are optimistic that the continued execution of our business strategies will accelerate our expansion. We believe that these efforts will create a firm foundation for sustainable growth in the years ahead.

Yifan Liang: Guidance for the next quarter

As we look forward to the third quarter of fiscal year 2017, we expect:

•	Our March quarter’s revenue to be in the range of $90 million to $94 million.
•	GAAP gross margin to be approximately 22% plus or minus 1%.
•	GAAP operating expenses to be in the range of $18 million to $20 million.
•	Tax expenses to be about $1.0 million to $1.2 million.
•	Loss attributable to non-controlling interest to be around $1.2 million to $1.3 million.
•	Our share-based compensation to be in the range of $1.6 million to $1.8 million.

As per our regular practice, we are not assuming any obligations to update this information.

With that, we will open up the floor for questioning.

Closing:

This concludes our earnings call today. Thank you for your interest in AOS and we look forward to talking to you again next quarter.

Forward Looking Statements

This script contains forward-looking statements that are based on current expectations, estimates, forecasts and projections of future performance based on management's judgment, beliefs, current trends, and anticipated product performance. These forward looking statements include, without limitation, statements relating to projected amount of revenues, gross margin, operating expenses, operating income (loss), tax expenses, net income (loss), noncontrolling interest and share-based compensation expenses, statements regarding market segments, diversification of products and new customers; the expected trend on revenue and sales for each segment of our serviceable market; the progress of construction of manufacturing facility in our joint venture with Chongqing funds; our ability and strategy to develop new products, expand our sales, revenue and profitability, growth in revenue and market share, including adoption of low-voltage and power IC products and ramp up of Skylake/Kabylake platform; seasonality fluctuation in customer demand; our ability to manage supply constraints; the execution of our business plan, and other information regarding the future development of our business. Forward looking statements involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. These factors include, but are not limited to, the decline of the PC industry and our ability to respond to such decline, our ability to introduce or develop new and enhanced products that achieve market acceptance, the actual product performance in volume production, the quality and reliability of our product, our ability to achieve design wins, the general business and economic conditions, the state of semiconductor industry and seasonality of our markets, our ability to maintain factory utilization at a desirable level, our ability to execute the joint venture successfully, and other risks as described in our SEC filings, including our Annual Report on Form 10-K for the fiscal year ended June 30, 2016 filed by AOS on August 26, 2016. Other unknown or unpredictable factors or underlying assumptions subsequently proving to be incorrect could cause actual results to differ materially from those in the forward-looking statements. Although we believe that the expectations reflected in the forward looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements. You should not place undue reliance on these forward-looking statements. All information provided in this press release is as of today's date, unless otherwise stated, and AOS undertakes no duty to update such information, except as required under applicable law.